Exhibit 99.1

Avago Technologies Limited Announces Second Quarter

Fiscal Year 2015 Financial Results

•	Quarterly GAAP gross margin of 52 percent; Quarterly non-GAAP gross margin from continuing operations of 61 percent

•	Quarterly GAAP diluted EPS of $1.21; Quarterly non-GAAP diluted EPS from continuing operations of $2.13

SAN JOSE, Calif., and SINGAPORE – May 28, 2015 – Avago Technologies Limited

(Nasdaq: AVGO), a leading semiconductor device supplier to the wireless, enterprise storage, wired, and industrial end markets, today reported financial results for the second quarter of its fiscal year 2015, ended May 3, 2015, and provided guidance for the third quarter of its fiscal year 2015.

Basis of Presentation

Avago’s financial results include results from LSI Corporation’s (“LSI”) continuing operations starting the third fiscal quarter of 2014, and from PLX Technology Inc. (“PLX”) starting in the fourth fiscal quarter of 2014, in each case from the date of their acquisition. The financial results from LSI’s flash and Axxia businesses, which were sold, have been classified as discontinued operations in the Company’s financial statements and the results of operations from these businesses are not included in the results presented below, unless otherwise stated.

The financial results provided below for the second fiscal quarter do not include any operating results of Emulex Corporation, which the Company acquired on May 5, 2015, after the end of the second quarter.

Second Quarter Fiscal Year 2015 GAAP Results

Net revenue was $1,614 million, a decrease of 1 percent from $1,635 million in the previous quarter and an increase of 130 percent from $701 million in the same quarter last year.

Gross margin was $846 million, or 52 percent of net revenue. This compares with gross margin of $826 million, or 51 percent of net revenue last quarter, and gross margin of $357 million, or 51 percent of net revenue in the same quarter last year.

Operating expenses were $428 million. This compares with $425 million in the prior quarter and $197 million for the same quarter last year.

Operating income was $418 million, or 26 percent of net revenue. This compares with operating income of $401 million, or 25 percent of net revenue, in the prior quarter, and $160 million, or 23 percent of net revenue, in the same quarter last year.

Net income, which includes the impact of discontinued operations, was $344 million, or $1.21 per diluted share. This compares with net income of $351 million, or $1.26 per diluted share, for the prior quarter, and net income of $158 million, or $0.61 per diluted share in the same quarter last year.

Avago Technologies Limited Announces Second Quarter Fiscal Year 2015 Financial Results

The Company’s cash balance at the end of the second fiscal quarter was $2.5 billion, compared to $2.6 billion at the end of the prior quarter.

The Company generated $663 million in cash from operations and spent $177 million on capital expenditures in the second fiscal quarter of 2015.

Within the quarter, the Company repaid $605 million of its outstanding term loan.

On March 31, 2015, the Company paid a quarterly cash dividend of $0.38 per ordinary share, totaling approximately $99 million.

Second Quarter Fiscal Year 2015 Non-GAAP Results From Continuing Operations

The differences between our GAAP and non-GAAP results are described generally under “Non-GAAP Financial Measures” below, and presented in detail in the financial reconciliation tables attached to this release.

Net revenue from continuing operations was $1,645 million, a decrease of 1 percent from $1,657 million in the previous quarter, and an increase of 135 percent from $701 million, in the same quarter last year.

Gross margin from continuing operations was $998 million, or 61 percent of net revenue. This compares with gross margin of $974 million, or 59 percent of net revenue last quarter, and gross margin of $381 million, or 54 percent of net revenue, in the same quarter last year.

Operating income from continuing operations was $701 million, or 43 percent of net revenue. This compares with operating income from continuing operations of $681 million, or 41 percent of net revenue, in the prior quarter, and $233 million, or 33 percent of net revenue, in the same quarter last year.

Net income from continuing operations was $620 million, or $2.13 per diluted share. This compares with net income of $596 million, or $2.09 per diluted share last quarter, and net income of $223 million, or $0.85 per diluted share, in the same quarter last year.

Second Quarter Fiscal Year 2015 Non-GAAP Results				Change
(Dollars in millions, except EPS)	Q2 15	Q1 15	Q2 14	Q/Q		Y/Y
Net Revenue	$1,645	$1,657	$701		-1%		+135%
Gross Margin	61%	59%	54%		+2ppt		+7ppt
Operating Expenses	$297	$293	$148	+$	4	+$	149
Net Income	$620	$596	$223	+$	24	+$	397
Earnings Per Share - Diluted	$2.13	$2.09	$0.85	+$	0.04	+$	1.28

“We delivered solid second quarter revenue while significantly exceeding gross margin and EPS expectations for the quarter,” said Hock Tan, President and CEO of Avago Technologies Limited. “We expect to resume revenue growth in the third quarter driven by strength in our wireless and enterprise storage segments”.

Avago Technologies Limited Announces Second Quarter Fiscal Year 2015 Financial Results

Other Quarterly Data

	Percentage of Net Revenue			Growth Rates
Net Revenue by Segment	Q2 15*	Q1 15*	Q2 14	Q/Q	Y/Y
Wireless Communications	35	40	50	-13%	66%
Enterprise Storage	28	29	—	-4%	—
Wired Infrastructure	23	21	31	10%	74%
Industrial & Other	14	10	19	38%	64%

* Represents percentages of non-GAAP net revenue

Key Statistics (Dollars in millions)	Q2 15	Q1 15	Q2 14
Cash From Operations	$663	$481	$251
Depreciation	$58	$54	$35
Amortization	$172	$172	$26
Capital Expenditures	$177	$162	$73
Non-GAAP Days Sales Outstanding	42	39	42
Non-GAAP Inventory Days On Hand	69	67	86

Third Quarter Fiscal Year 2015 Business Outlook

Based on current business trends and conditions, the outlook for continuing operations for the third quarter of fiscal year 2015, ending August 2, 2015, including projected contributions from the Emulex acquisition, is expected to be as follows:

	GAAP	Reconciling Items	Non-GAAP
Sequential Change in Net Revenue	$1,729M +/-$25M	$11M	$1,740M +/-$25M
Gross Margin	52.75% +/-1%	$187M	60.00% +/-1%
Operating Expenses	$513M	$178M	$335M
Interest and Other	$42M	($1M)	$43M
Taxes	$15M	$25M	$40M
Diluted Share Count	287M	8M	295M

Avago Technologies Limited Announces Second Quarter Fiscal Year 2015 Financial Results

Projected reconciling items:

•	Non-GAAP Revenue includes $11 million of LSI intellectual property licensing revenue not included in GAAP revenue as a result of the effects of purchase accounting for the LSI acquisition;

•	Non-GAAP Gross Margin includes the effects of $11 million of LSI intellectual property licensing revenue and excludes the effects of $118 million of amortization of intangible assets, $46 million of inventory step-up charges to record Emulex inventory at fair value, as part of the purchase accounting for the Emulex acquisition, $8 million of share-based compensation expense, $3 million of restructuring charges, and $1 million of acquisition-related costs;

•	Non-GAAP Operating Expenses exclude $74 million of share-based compensation, $62 million of amortization of intangible assets, $25 million of restructuring charges and $17 million of acquisition-related costs;

•	Non-GAAP interest and other excludes $1 million of gain on extinguishment of debt; and

•	$25 million provision at the Taxes line represents the tax effects of the reconciling items noted above.

Capital expenditures for the third fiscal quarter are expected to be approximately $160 million. For the third fiscal quarter, depreciation is expected to be $52 million and amortization is expected to be $180 million.

The guidance provided above is only an estimate of what the Company believes is realizable as of the date of this release. The guidance also excludes any impact from any mergers, acquisitions and divestiture activity that may occur during the quarter. Actual results will vary from the guidance and the variations may be material. The Company undertakes no intent or obligation to publicly update or revise any of these projections, whether as a result of new information, future events or otherwise, except as required by law.

Financial Results Conference Call

Avago Technologies Limited will host a conference call to review its financial results for the second quarter of fiscal year 2015, and to provide guidance for the third quarter of fiscal year 2015, today at 5:00 a.m. Pacific Time. Those wishing to access the call should dial (877) 703-6103; International +1 (857) 244-7302. The passcode is 44092275. A replay of the call will be accessible for one week after the call. To access the replay dial (888) 286-8010; International +1 (617) 801-6888; and reference the passcode: 12012367. A webcast of the conference call will also be available in the “Investors” section of Avago’s website at www.avagotech.com.

Non-GAAP Financial Measures

In addition to GAAP reporting, Avago provides investors with net revenue, net income, operating income, gross margin, operating expenses and other data, on a non-GAAP basis. This non-GAAP information includes the effect of purchase accounting on revenues, and excludes amortization of

Avago Technologies Limited Announces Second Quarter Fiscal Year 2015 Financial Results

intangible assets, share-based compensation expense, restructuring charges, acquisition-related costs, including integration costs, purchase accounting effect on inventory, write-off of debt issuance costs, income (loss) from and gain or loss on discontinued operations and income tax effects of non-GAAP reconciling adjustments. Management does not believe that these items are reflective of the Company’s underlying performance. The presentation of these and other similar items in Avago’s non-GAAP financial results should not be interpreted as implying that these items are non-recurring, infrequent or unusual. Avago believes this non-GAAP financial information provides additional insight into the Company’s on-going performance and has therefore chosen to provide this information to investors for a more consistent basis of comparison and to help them evaluate the results of the Company’s on-going operations and enable more meaningful period to period comparisons. These non-GAAP measures are provided in addition to, and not as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. A reconciliation between GAAP and non-GAAP financial data is included in the supplemental financial data attached to this press release.

About Avago Technologies Limited

Avago Technologies Limited is a leading designer, developer and global supplier of a broad range of analog, digital, mixed signal and optoelectronics components and subsystems with a focus in III-V compound and CMOS based semiconductor design and processing. Avago’s extensive product portfolio serves four primary target markets: wireless communications, enterprise storage, wired infrastructure, and industrial and other.

Cautionary Note Regarding Forward-Looking Statements

This announcement contains forward-looking statements that address our expected future business and financial performance. These forward-looking statements are based on current expectations, estimates, forecasts and projections of future Company or industry performance, based on management’s judgment, beliefs, current trends and market conditions, and involve risks and uncertainties that may cause actual results to differ materially from those contained in the forward-looking statements. Accordingly, we caution you not to place undue reliance on these statements. Particular uncertainties that could materially affect future results include any loss of our significant customers and fluctuations in the timing and volume of significant customer demand; delays, challenges and expenses associated with integrating acquired companies with our existing businesses and our ability to achieve the benefits, growth prospects and synergies expected from acquisitions we may make, including our recent acquisitions of LSI Corporation, PLX Technology Inc., and Emulex Corporation; our ability to increase our internal manufacturing capacity to meet customer demand; our ability to accurately estimate customers’ demand and adjust supply chain and third party manufacturing capacity accordingly; our ability to improve our manufacturing efficiency and quality; cyclicality in the semiconductor industry or in our target markets; increased dependence on the volatile wireless handset market and on the enterprise storage market; global economic conditions and concerns; quarterly and annual fluctuations in operating results; our competitive performance and ability to continue achieving design wins with our customers, as well as the timing of those design wins; rates of growth in our target markets; our dependence on contract manufacturing and outsourced supply chain and our ability to improve our cost structure through our manufacturing outsourcing program; prolonged disruptions of our or our contract manufacturers’ manufacturing facilities or other significant operations; our dependence on outsourced service providers for certain key business services and their ability to execute to our requirements; our ability to maintain or improve gross margin; our ability to maintain tax concessions in certain

Avago Technologies Limited Announces Second Quarter Fiscal Year 2015 Financial Results

jurisdictions; our ability to protect our intellectual property and the unpredictability of any associated litigation expenses; any expenses or reputational damage associated with resolving customer product and warranty and indemnification claims; dependence on and risks associated with distributors of our products; our ability to sell to new types of customers and to keep pace with technological advances; market acceptance of the end products into which our products are designed; the significant indebtedness incurred by us in connection with the LSI Corporation acquisition, including the need to generate sufficient cash flows to service and repay such debt; and other events and trends on a national, regional and global scale, including those of a political, economic, business, competitive and regulatory nature. Our Quarterly Report on Form 10-Q filed on March 11, 2015 and our other filings with the Securities and Exchange Commission, or “SEC” (which you may obtain for free at the SEC’s website at http://www.sec.gov) discuss some of the important risk factors that may affect our business, results of operations and financial condition. We undertake no intent or obligation to publicly update or revise any of these forward looking statements, whether as a result of new information, future events or otherwise, except as required by law.

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Contacts:

Avago Technologies Limited

Ashish Saran

Investor Relations

+1 408 435 7400

investor.relations@avagotech.com